Matt Rohrmann (Investor Contact):	(212) 940-3339;	investorrelations@axiscapital.com
Anna Kukowski (Media Contact):	(212) 715-3574;	anna.kukowski@axiscapital.com

AXIS CAPITAL REPORTS THIRD QUARTER 2020 RESULTS

For the third quarter of 2020, the Company reports:
•Improvement of 5.2 points in current accident year combined ratio, excluding catastrophe and weather-related losses, compared to the same period in the prior year
•Estimated pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, of $240 million, or 22.2 points
•No change to net loss estimate associated with first party coverages established for the COVID-19 pandemic in first quarter of 2020
•Book value per diluted common share of $54.75, a decrease of ($0.34), or (0.6%), compared to June 30, 2020
Pembroke, Bermuda, October 28, 2020 - AXIS Capital Holdings Limited ("AXIS Capital" or "the Company") (NYSE: AXS) today announced financial results for the third quarter ended September 30, 2020.
Commenting on the third quarter 2020 financial results, Albert Benchimol, President and CEO of AXIS Capital, said:
"This was a quarter in which the world and our industry were impacted by exceptional levels of cat loss activity. First and foremost, our thoughts are with the people and communities that were directly affected by these events, and we’re committed to providing our customers with top caliber claims service as we help to support their rebuilding efforts.

"The losses that we experienced during the quarter were consistent with our reduced catastrophe exposure, reflecting the changes that we’ve made in recent years to re-position our portfolio. We continue to see positive trends in our underlying performance, highlighted by a year-over-year improvement of 5.2 points to our current accident year combined ratio ex-cat and weather this quarter, bringing the year-to-date reduction to 4.5 points.

"This is encouraging progress and we look to the future with great optimism. AXIS is well positioned in its chosen markets, we have excellent relationships with our producers, and we’re seeing strong pricing momentum, highlighted by a 16% rate increase during the quarter in our Insurance segment. We’re confident that AXIS is on a strong path forward, as we continue to build a world class leader in specialty risks."
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Results*

•Net loss attributable to common shareholders for the third quarter of 2020 was $73 million, or ($0.87) per diluted common share, compared to net income available to common shareholders of $28 million, or $0.33 per diluted common share, for the third quarter of 2019.
•Net loss attributable to common shareholders for the nine months ended September 30, 2020 was $146 million, or ($1.73) per diluted common share, compared to net income available to common shareholders of $292 million, or $3.46 per diluted common share, for the same period in 2019.
•Operating loss1 for the third quarter of 2020 was $65 million, or ($0.77) per diluted common share1, compared to operating loss of $33 million, or ($0.39) per diluted common share, for the third quarter of 2019.
•Operating loss for the nine months ended September 30, 2020 was $158 million, or ($1.88) per diluted common share, compared to operating income of $209 million, or $2.48 per diluted common share, for the same period in 2019.
•Adjusted for dividends declared, the book value per diluted common share increased by $0.07, compared to June 30, 2020.
•Adjusted for dividends declared, the book value per diluted common share increased by $0.13, over the past twelve months.

* Amounts may not reconcile due to rounding differences.
1Operating income (loss) and operating income (loss) per diluted common share are non-GAAP financial measures as defined in SEC Regulation G. The reconciliations to the most comparable GAAP financial measures, net income (loss) available (attributable) to common shareholders and earnings (loss) per diluted common share, respectively, and a discussion of the rationale for the presentation of these items are provided later in this press release. Loss per diluted common share and operating loss per diluted common share for the three and nine months ended September 30, 2020, were calculated using weighted average common shares outstanding due to the net loss attributable to common shareholders and operating loss recognized in these periods.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Third Quarter Consolidated Underwriting Highlights2

•Gross premiums written decreased by $75 million, or 5%, ($78 million or 6% on a constant currency basis3), to $1.3 billion due to a decrease of $116 million, or 23% in the reinsurance segment, partially offset by an increase of $41 million, or 5% in the insurance segment.
•Net premiums written decreased by $40 million, or 5%, to $0.8 billion with a decrease of $68 million, or 20% in the reinsurance segment, partially offset by an increase of $28 million, or 5% in the insurance segment.

	Three months ended September 30,
KEY RATIOS	2020	2019	Change
Current accident year loss ratio excluding catastrophe and weather-related losses[4]	58.5%	61.7%	(3.2 pts)
Catastrophe and weather-related losses ratio	22.2%	14.1%	8.1 pts
Current accident year loss ratio	80.7%	75.8%	4.9 pts
Prior year reserve development ratio	(0.1%)	(2.3%)	2.2 pts
Net losses and loss expenses ratio	80.6%	73.5%	7.1 pts
Acquisition cost ratio	21.1%	22.5%	(1.4 pts)
General and administrative expense ratio	12.8%	13.4%	(0.6 pts)
Combined ratio	114.5%	109.4%	5.1 pts

Current accident year combined ratio, excluding catastrophe and weather-related losses	92.4%	97.6%	(5.2 pts)
•Estimated pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, were $240 million ($205 million, after-tax), (Insurance: $132 million; Reinsurance: $108 million) or 22.2 points, primarily attributable to Hurricanes Laura and Sally, the Midwest derecho, wildfires across the West Coast of the United States, the Beirut port explosion and other weather-related events this quarter, compared to $160 million (Insurance $41 million; Reinsurance $119 million), or 14.1 points in 2019.
•Net favorable prior year reserve development was $0.6 million (Insurance $0.3 million; Reinsurance $0.3 million), compared to $27 million (Insurance $15 million; Reinsurance $12 million) in 2019.

2 All comparisons are with the same period of the prior year, unless otherwise stated.
3 Amounts presented on a constant currency basis are non-GAAP financial measures as defined in SEC Regulation G. The constant currency basis is calculated by applying the average foreign exchange rate from the current year to prior year amounts. The reconciliations to the most comparable GAAP financial measures and a discussion of the rationale for the presentation of these items are provided in this press release.
4 The current accident year loss ratio excluding catastrophe and weather-related losses was calculated by dividing the current accident year losses less estimated pre-tax catastrophe and weather-related losses, net of reinsurance by net premiums earned less reinstatement premiums.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Nine Months Consolidated Underwriting Highlights

•Gross premiums written decreased by $159 million, or 3%, to $5.5 billion due to a decrease of $359 million, or 12% in the reinsurance segment, partially offset by an increase of $200 million, or 7% in the insurance segment.
•Net premiums written decreased by $153 million, or 4%, to $3.6 billion with a decrease of $244 million, or 12% in the reinsurance segment, partially offset by an increase of $91 million, or 6% in the insurance segment.

	Nine months ended September 30,
KEY RATIOS	2020	2019	Change
Current accident year loss ratio excluding catastrophe and weather-related losses	57.8%	60.1%	(2.3 pts)
Catastrophe and weather-related losses ratio	17.5%	5.9%	11.6 pts
Current accident year loss ratio	75.3%	66.0%	9.3 pts
Prior year reserve development ratio	(0.3%)	(1.9%)	1.6 pts
Net losses and loss expenses ratio	75.0%	64.1%	10.9 pts
Acquisition cost ratio	21.2%	22.3%	(1.1 pts)
General and administrative expense ratio	13.4%	14.5%	(1.1 pts)
Combined ratio	109.6%	100.9%	8.7 pts

Current accident year combined ratio, excluding catastrophe and weather-related losses	92.4%	96.9%	(4.5 pts)
•Estimated pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, were $576 million (Insurance: $325 million; Reinsurance: $251 million), or 17.5 points primarily attributable to the COVID-19 pandemic, Hurricanes Laura and Sally, the Midwest derecho, wildfires across the West Coast of the United States, the Beirut port explosion and weather-related events, compared to $196 million (Insurance $64 million; Reinsurance $132 million), or 5.9 points in 2019.
•Estimated pre-tax losses, net of reinsurance and reinstatement premiums, associated with first party coverages attributable to the COVID-19 pandemic were $235 million, or 7.1 points. First party losses were primarily associated with property-related coverages, but also included event cancellation, and accident and health coverages.
•Net favorable prior year reserve development was $9 million (Insurance $5 million; Reinsurance $5 million), compared to $65 million (Insurance $43 million; Reinsurance $22 million) in 2019.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Segment Highlights

Insurance Segment

	Three months ended September 30,
($ in thousands)	2020	2019	Change
Gross premiums written	$935,817	$894,902	4.6%
Net premiums written	544,857	517,050	5.4%
Net premiums earned	570,184	536,451	6.3%
Underwriting loss	(81,465)	(17,892)	nm

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	54.7%	58.2%	(3.5 pts)
Catastrophe and weather-related losses ratio	23.1%	7.7%	15.4 pts
Current accident year loss ratio	77.8%	65.9%	11.9 pts
Prior year reserve development ratio	—%	(2.7%)	2.7 pts
Net losses and loss expenses ratio	77.8%	63.2%	14.6 pts
Acquisition cost ratio	20.1%	21.5%	(1.4 pts)
Underwriting-related general and administrative expense ratio	16.5%	18.8%	(2.3 pts)
Combined ratio	114.4%	103.5%	10.9 pts

Current accident year combined ratio, excluding catastrophe and weather-related losses	91.3%	98.5%	(7.2 pts)
nm - not meaningful
•Gross premiums written increased by $41 million, or 5%, ($31 million, or 3% on a constant currency basis), primarily attributable to increases in professional lines, accident and health, and aviation lines driven by new business and favorable rate changes, partially offset by decreases in liability, marine, credit and political risk lines due to a higher level of non-renewals and reduced business opportunities related to the current economic climate.
•Net premiums written increased by $28 million, or 5%, ($21 million, or 4% on a constant currency basis), reflecting the increase in gross premiums written in the quarter, partially offset by increases in premiums ceded in professional lines and property lines.
•Estimated pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, were $132 million, primarily attributable to Hurricanes Laura and Sally, the Beirut port explosion, wildfires across the West Coast of the United States and other weather-related events, compared to $41 million in 2019.
•The current accident year loss ratio excluding catastrophe and weather-related losses decreased by 3.5 points in the third quarter, compared to the same period in 2019, principally due to the impact of favorable pricing over loss trends, improved loss experience in property, marine, credit and political risk, and aviation lines largely associated with the repositioning of the portfolio.
•Net favorable prior year reserve development was $0.3 million this quarter, compared to $15 million in the third quarter of 2019.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

•The acquisition cost ratio decreased by 1.4 points in the third quarter compared to the same period in 2019 due to an increase in ceding commissions.
•The underwriting-related general and administrative expense ratio decreased by 2.3 points in the quarter, largely attributable to a decrease in personnel costs and travel and entertainment expenses, together with an increase in net premiums earned.

	Nine months ended September 30,
($ in thousands)	2020	2019	Change
Gross premiums written	$2,914,100	$2,714,322	7.4%
Net premiums written	1,729,268	1,638,197	5.6%
Net premiums earned	1,709,268	1,630,473	4.8%
Underwriting income (loss)	(169,698)	14,336	nm

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	54.8%	57.7%	(2.9 pts)
Catastrophe and weather-related losses ratio	18.7%	3.9%	14.8 pts
Current accident year loss ratio	73.5%	61.6%	11.9 pts
Prior year reserve development ratio	(0.2%)	(2.6%)	2.4 pts
Net losses and loss expenses ratio	73.3%	59.0%	14.3 pts
Acquisition cost ratio	20.1%	21.2%	(1.1 pts)
Underwriting-related general and administrative expense ratio	16.7%	19.0%	(2.3 pts)
Combined ratio	110.1%	99.2%	10.9 pts

Current accident year combined ratio, excluding catastrophe and weather-related losses	91.6%	97.9%	(6.3 pts)
nm - not meaningful
•Gross premiums written increased by $200 million, or 7%, primarily attributable to increases in professional lines, property, liability and marine lines driven by new business and favorable rate changes, partially offset by decreases in credit and political risk lines due to reduced business opportunities related to the current economic climate.
•Net premiums written increased by $91 million, or 6%, reflecting the increase in gross premiums written, partially offset by increases in premiums ceded in professional lines and property lines.
•Estimated pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, were $325 million, primarily attributable to the COVID-19 pandemic, Hurricanes Laura and Sally, the Beirut port explosion, wildfires across the West Coast of the United States and other weather-related events, compared to $64 million in 2019.
•Estimated pre-tax losses, net of reinsurance and reinstatement premiums, associated with first party coverages attributable to the COVID-19 pandemic were $137 million, or 7.9 points. First party losses were primarily associated with property-related coverages, but also included event cancellation coverages.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

•Underwriting income (loss) for the nine months ended September 30, 2020 and 2019 included the recognition of premiums attributable to Novae's balance sheet at October 2, 2017, without the recognition of the associated acquisition costs, which were written off at the closing date. The absence of $1 million and $11 million of acquisition expenses related to premiums earned in the nine months ended September 30, 2020 and 2019, respectively, benefited the acquisition cost ratio by 0.1 points and 0.6 points, respectively. Adjusting the acquisition cost ratio for these amounts, the acquisition cost ratio decreased by 1.6 points for the nine months ended September 30, 2020, compared to the same period in 2019.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Reinsurance Segment

	Three months ended September 30,
($ in thousands)	2020	2019	Change
Gross premiums written	$395,361	$511,604	(22.7%)
Net premiums written	271,125	339,031	(20.0%)
Net premiums earned	521,128	620,856	(16.1%)
Underwriting loss	(53,859)	(60,826)	(11.5%)

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	62.7%	64.8%	(2.1 pts)
Catastrophe and weather-related losses ratio	21.1%	19.6%	1.5 pts
Current accident year loss ratio	83.8%	84.4%	(0.6 pts)
Prior year reserve development ratio	(0.1%)	(1.9%)	1.8 pts
Net losses and loss expenses ratio	83.7%	82.5%	1.2 pts
Acquisition cost ratio	22.3%	23.3%	(1.0 pts)
Underwriting-related general and administrative expense ratio	4.5%	4.1%	0.4 pts
Combined ratio	110.5%	109.9%	0.6 pts

Current accident year combined ratio, excluding catastrophe and weather-related losses	89.5%	92.2%	(2.7 pts)

•Gross premiums written decreased by $116 million, or 23%, ($109 million, or 21% on a constant currency basis), primarily attributable to decreases in accident and health, motor, catastrophe, and credit and surety lines. The decrease in accident and health lines was driven by non-renewals following the decision to exit the Middle East business. The decrease in motor lines was due to premium adjustments. The decrease in catastrophe lines was largely driven by a timing difference associated with a significant contract. The decrease in credit and surety lines was attributable to the current economic climate.
•Net premiums written decreased by $68 million, or 20%, ($61 million, or 18% on a constant currency basis), reflecting the lower gross premiums written, partially offset by decreases in premiums ceded in catastrophe, accident and health, credit and surety, and liability lines.
•Estimated pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums were $108 million, primarily attributable to the Midwest derecho, wildfires across the West Coast of the United States, Hurricanes Laura and Sally, the Beirut port explosion, and other weather-related events, compared to $119 million in 2019.
•The current accident year loss ratio excluding catastrophe and weather-related losses decreased by 2.1 points in the third quarter, compared to the same period in 2019, principally due to changes in business mix, and improved performance in aviation, liability and professional lines.
•Net favorable prior year reserve development was $0.3 million this quarter, compared to $12 million in the same period in 2019.
•Acquisition cost ratio decreased by 1.0 point in the quarter due to changes in business mix.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

	Nine months ended September 30,
($ in thousands)	2020	2019	Change
Gross premiums written	$2,564,419	$2,923,169	(12.3%)
Net premiums written	1,821,692	2,065,263	(11.8%)
Net premiums earned	1,574,673	1,784,653	(11.8%)
Underwriting income (loss)	(74,982)	63,425	nm

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	61.1%	62.3%	(1.2 pts)
Catastrophe and weather-related losses ratio	16.1%	7.6%	8.5 pts
Current accident year loss ratio	77.2%	69.9%	7.3 pts
Prior year reserve development ratio	(0.3%)	(1.2%)	0.9 pts
Net losses and loss expenses ratio	76.9%	68.7%	8.2 pts
Acquisition cost ratio	22.5%	23.4%	(0.9 pts)
Underwriting-related general and administrative expense ratio	4.9%	4.9%	— pts
Combined ratio	104.3%	97.0%	7.3 pts

Current accident year combined ratio, excluding catastrophe and weather-related losses	88.5%	90.6%	(2.1 pts)
nm - not meaningful
•Gross premiums written decreased by $359 million, or 12%, primarily attributable to decreases in catastrophe, agriculture, credit and surety, accident and health, property, and engineering lines due to non-renewals and decreased line sizes. These decreases were partially offset by increases in liability and professional lines attributable to favorable rate changes.
•Net premiums written decreased by $244 million, or 12%, ($233 million, or 11% on a constant currency basis), reflecting the lower gross premiums written, together with increases in premiums ceded in professional lines, liability, motor, and property lines, partially offset by decreases in premiums ceded in catastrophe, credit and surety, accident and health, and agriculture lines.
•Estimated pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, were $251 million, primarily attributable to the COVID-19 pandemic, the Midwest derecho, wildfires across the West Coast of the United States, Hurricanes Laura and Sally, the Beirut port explosion, and other weather-related events, compared to $132 million in 2019.
•Estimated pre-tax losses, net of reinsurance and reinstatement premiums, associated with first party coverages attributable to the COVID-19 pandemic were $98 million, or 6.2 points. First party losses were primarily associated with property-related coverages, but also included accident and health coverages.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Investments

Net investment income of $102 million decreased from net investment income of $116 million for the third quarter of 2019, primarily due to the decrease in yields. Net realized and unrealized gains recognized in net income for the quarter were $56 million, including net unrealized gains of $23 million ($15 million excluding foreign exchange movements), following an increase in the market value of our equity securities portfolio during the quarter, compared to net realized and unrealized gains of $15 million in the third quarter of 2019.

Markets continued to recover in the third quarter of 2020, leading to pre-tax total return on cash and investments5 of 1.5% including foreign exchange movements (1.2% excluding foreign exchange movements6). Net unrealized gains of $73 million ($43 million excluding foreign exchange movements) were recognized in the quarter following an increase in the market value of our fixed income portfolio, compared to net unrealized gains of $29 million ($48 million excluding foreign exchange movements) during the third quarter of 2019. The prior year pre-tax total return was 1.0% including foreign exchange movements (1.2% excluding foreign exchange movements).

For the nine months ended September 30, 2020, pre-tax total return on cash and investments was 3.1% including foreign exchange movements (3.1% excluding foreign exchange movements), compared to 5.3% including foreign exchange movements (5.5% excluding foreign exchange movements) for the same period in 2019. Net unrealized gains of $205 million ($213 million excluding foreign exchange movements) were recognized in the year, compared to net unrealized gains of $389 million ($400 million excluding foreign exchange movements) for the same period in 2019.

Our fixed income portfolio book yield was 2.3% at September 30, 2020, compared to 2.9% at September 30, 2019. The market yield was 1.4% at September 30, 2020.

5 Pre-tax total return on cash and investments includes net investment income (loss), net investment gains (losses), interest in income (loss) of equity method investments and change in unrealized investment gains (losses) generated by average cash and investment balances. Total cash and invested assets represents the total cash and cash equivalents, fixed maturities, equity securities, mortgage loans, other investments, equity method investments, short-term investments, accrued interest receivable and net receivable (payable) for investments sold (purchased).
6 Pre-tax total return on cash and investments excluding foreign exchange movements is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to pre-tax total return on cash and investments, the most comparable GAAP financial measure, also included foreign exchange (losses) gains of $42m and $(31)m for the three months ended September 30, 2020 and 2019, respectively, and foreign exchange (losses) gains of $(6)m and $(28)m for the nine months ended September 30, 2020 and 2019, respectively.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Capitalization / Shareholders’ Equity

Total capital7 at September 30, 2020 was $6.6 billion, including $1.3 billion of debt and $550 million of preferred equity, compared to $7.4 billion at December 31, 2019. The decrease in total capital was attributable to the repayment of our 5.875% senior unsecured notes, the redemption of our 5.50% Series D Preferred Shares, the net loss generated for the nine months ended September 30, 2020, and common share dividends declared, partially offset by net unrealized gains reported in other comprehensive income following an increase in the market value of our fixed income portfolio.

On January 17, 2020, we redeemed all $225 million of our 5.50% Series D Preferred Shares. On June 1, 2020, we repaid $500 million aggregate principal amount of our 5.875% senior unsecured notes.

Book value per diluted common share, calculated on a treasury stock basis, decreased by $0.34 in the current quarter, and decreased by $1.51 over the past twelve months, to $54.75. The decrease in the quarter and over the past twelve months was driven by the net loss generated and common share dividends declared, partially offset by net unrealized gains reported in other comprehensive income.

During the third quarter of 2020, the Company declared dividends of $0.41 per common share, with total dividends declared of $1.64 per common share over the past twelve months. Adjusted for dividends declared, the book value per diluted common share increased by $0.07 for the quarter and increased by $0.13 over the past twelve months.

7 Total capital represents the sum of total shareholders' equity and debt.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

	2020			2019
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$2,914,100	$2,564,419	$5,478,519	$2,714,322	$2,923,169	$5,637,491
Net premiums written	1,729,268	1,821,692	3,550,960	1,638,197	2,065,263	3,703,460
Net premiums earned	1,709,268	1,574,673	3,283,941	1,630,473	1,784,653	3,415,126
Other insurance related income (loss)	2,091	(7,361)	(5,270)	1,779	9,606	11,385
Net losses and loss expenses	(1,252,569)	(1,211,443)	(2,464,012)	(961,444)	(1,225,959)	(2,187,403)
Acquisition costs	(343,579)	(354,137)	(697,716)	(344,981)	(417,826)	(762,807)
Underwriting-related general and
administrative expenses(10)	(284,909)	(76,714)	(361,623)	(311,491)	(87,049)	(398,540)
Underwriting income (loss)(11)	$(169,698)	$(74,982)	(244,680)	$14,336	$63,425	77,761

Net investment income			240,098			361,014
Net investment gains			45,777			48,522
Corporate expenses(10)			(74,915)			(97,468)
Foreign exchange (losses) gains			(8,760)			64,868
Interest expense and financing costs			(59,641)			(49,545)
Reorganization expenses			(822)			(29,310)
Amortization of value of business acquired			(4,111)			(24,666)
Amortization of intangible assets			(8,564)			(8,744)
Income (loss) before income taxes and interest in income (loss) of equity method investments			$(115,618)			$342,432

Net losses and loss expenses ratio	73.3%	76.9%	75.0%	59.0%	68.7%	64.1%
Acquisition cost ratio	20.1%	22.5%	21.2%	21.2%	23.4%	22.3%
General and administrative
expense ratio	16.7%	4.9%	13.4%	19.0%	4.9%	14.5%
Combined ratio	110.1%	104.3%	109.6%	99.2%	97.0%	100.9%
10Underwriting-related general and administrative expenses is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to general and administrative expenses, the most comparable GAAP financial measure, also included corporate expenses of $75 million and $97 million for the nine months ended September 30, 2020 and 2019, respectively. Underwriting-related general and administrative expenses and corporate expenses are included in the general and administrative expense ratio.
11Consolidated underwriting income (loss) is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP financial measure, is presented above.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Thursday, October 29, 2020 at 9:30 a.m. (EDT) to discuss the third quarter financial results and related matters. The teleconference can be accessed by dialing 1-877-883-0383 (U.S. callers) or 1-412-902-6506 (international callers) approximately ten minutes in advance of the call and entering the passcode 4617261. A live, listen-only webcast of the call will also be available via the Investor Information section of our website at www.axiscapital.com. A replay of the teleconference will be available for two weeks by dialing 1-877-344-7529 (U.S. callers) or 1-412-317-0088 (international callers) and entering the passcode 10148478. The webcast will be archived in the Investor Information section of our website.

In addition, an investor financial supplement for the quarter ended September 30, 2020 is available in the Investor Information section of our website.

About AXIS Capital
AXIS Capital, through its operating subsidiaries, is a global provider of specialty lines insurance and treaty reinsurance with shareholders' equity at September 30, 2020 of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and the Middle East. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Website and Social Media Disclosure
We use our website (www.axiscapital.com) and our corporate Twitter (@AXIS_Capital) and LinkedIn (AXIS Capital) accounts as channels of distribution of Company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, e-mail alerts and other information about AXIS Capital may be received when enrolled in our "E-mail Alerts" program, which can be found in the Investor Information section of our website (www.axiscapital.com). The contents of our website and social media channels are not part of this press release.

Please be sure to follow AXIS Capital on LinkedIn.

LinkedIn: http://bit.ly/2kRYbZ5

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019

	2020	2019

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$12,609,241	$12,468,205
Equity securities, at fair value	417,886	474,207
Mortgage loans, held for investment, at fair value	544,095	432,748
Other investments, at fair value	760,206	770,923
Equity method investments	104,242	117,821
Short-term investments, at fair value	69,996	38,471
Total investments	14,505,666	14,302,375
Cash and cash equivalents	1,000,781	1,241,109
Restricted cash and cash equivalents	440,035	335,348
Accrued interest receivable	70,013	78,085
Insurance and reinsurance premium balances receivable	3,131,791	3,071,390
Reinsurance recoverable on unpaid losses and loss expenses	4,337,683	3,877,756
Reinsurance recoverable on paid losses and loss expenses	373,431	327,795
Deferred acquisition costs	520,706	492,119
Prepaid reinsurance premiums	1,278,672	1,101,889
Receivable for investments sold	17,513	35,659
Goodwill	102,003	102,003
Intangible assets	222,362	230,550
Value of business acquired	4,881	8,992
Operating lease right-of-use assets	131,776	111,092
Other assets	315,683	287,892
Total assets	$26,452,996	$25,604,054

Liabilities
Reserve for losses and loss expenses	$13,653,488	$12,752,081
Unearned premiums	4,070,649	3,626,246
Insurance and reinsurance balances payable	1,244,846	1,349,082
Debt	1,309,384	1,808,157
Payable for investments purchased	458,111	32,985
Operating lease liabilities	140,058	115,584
Other liabilities	310,565	375,911
Total liabilities	21,187,101	20,060,046

Shareholders' equity
Preferred shares	550,000	775,000
Common shares	2,206	2,206
Additional paid-in capital	2,325,196	2,317,212
Accumulated other comprehensive income	350,111	171,710
Retained earnings	5,804,637	6,056,686
Treasury shares, at cost	(3,766,255)	(3,778,806)
Total shareholders' equity	5,265,895	5,544,008

Total liabilities and shareholders' equity	$26,452,996	$25,604,054

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

	Three months ended		Nine months ended
	2020	2019	2020	2019

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$1,091,312	$1,157,307	$3,283,941	$3,415,126
Net investment income	101,956	115,763	240,098	361,014
Net investment gains	55,609	14,527	45,777	48,522
Other insurance related income (loss)	1,440	1,533	(5,270)	11,385
Total revenues	1,250,317	1,289,130	3,564,546	3,836,047

Expenses
Net losses and loss expenses	879,677	850,913	2,464,012	2,187,403
Acquisition costs	230,564	260,026	697,716	762,807
General and administrative expenses	138,823	155,522	436,538	496,008
Foreign exchange losses (gains)	60,734	(59,543)	8,760	(64,868)
Interest expense and financing costs	15,574	18,042	59,641	49,545
Reorganization expenses	1,413	11,215	822	29,310
Amortization of value of business acquired	1,028	4,368	4,111	24,666
Amortization of intangible assets	2,838	2,831	8,564	8,744
Total expenses	1,330,651	1,243,374	3,680,164	3,493,615

Income (loss) before income taxes and interest in income (loss) of equity method investments	(80,334)	45,756	(115,618)	342,432
Income tax (expense) benefit	12,056	(8,147)	6,030	(23,850)
Interest in income (loss) of equity method investments	2,896	792	(13,579)	5,645
Net income (loss)	(65,382)	38,401	(123,167)	324,227
Preferred share dividends	7,563	10,656	22,688	31,969
Net income (loss) available (attributable) to common shareholders	$(72,945)	$27,745	$(145,855)	$292,258

Per share data
Earnings (loss) per common share:
Earnings (loss) per common share	$(0.87)	$0.33	$(1.73)	$3.48
Earnings (loss) per diluted common share	$(0.87)	$0.33	$(1.73)	$3.46
Weighted average common shares outstanding	84,308	83,947	84,235	83,872
Weighted average diluted common shares outstanding	84,308	84,582	84,235	84,420
Cash dividends declared per common share	$0.41	$0.40	$1.23	$1.20

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

	2020			2019
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$935,817	$395,361	$1,331,178	$894,902	$511,604	$1,406,506
Net premiums written	544,857	271,125	815,982	517,050	339,031	856,081
Net premiums earned	570,184	521,128	1,091,312	536,451	620,856	1,157,307
Other insurance related income	688	752	1,440	733	800	1,533
Net losses and loss expenses	(443,389)	(436,288)	(879,677)	(338,966)	(511,947)	(850,913)
Acquisition costs	(114,569)	(115,995)	(230,564)	(115,551)	(144,475)	(260,026)
Underwriting-related general and
administrative expenses(8)	(94,379)	(23,456)	(117,835)	(100,559)	(26,060)	(126,619)
Underwriting loss (9)	$(81,465)	$(53,859)	(135,324)	$(17,892)	$(60,826)	(78,718)

Net investment income			101,956			115,763
Net investment gains			55,609			14,527
Corporate expenses(8)			(20,988)			(28,903)
Foreign exchange (losses) gains			(60,734)			59,543
Interest expense and financing costs			(15,574)			(18,042)
Reorganization expenses			(1,413)			(11,215)
Amortization of value of business acquired			(1,028)			(4,368)
Amortization of intangible assets			(2,838)			(2,831)
Income (loss) before income taxes and interest in income (loss) of equity method investments			$(80,334)			$45,756

Net losses and loss expenses ratio	77.8%	83.7%	80.6%	63.2%	82.5%	73.5%
Acquisition cost ratio	20.1%	22.3%	21.1%	21.5%	23.3%	22.5%
General and administrative
expense ratio	16.5%	4.5%	12.8%	18.8%	4.1%	13.4%
Combined ratio	114.4%	110.5%	114.5%	103.5%	109.9%	109.4%

8Underwriting-related general and administrative expenses is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to general and administrative expenses, the most comparable GAAP financial measure, also included corporate expenses of $21 million and $29 million for the three months ended September 30, 2020 and 2019, respectively. Underwriting-related general and administrative expenses and corporate expenses are included in the general and administrative expense ratio.
9Consolidated underwriting income (loss) is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP financial measure, is presented above.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
OPERATING INCOME AND OPERATING RETURN ON AVERAGE COMMON EQUITY
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

	Three months ended		Nine months ended
	2020	2019	2020	2019

	(in thousands, except per share amounts)

Net income (loss) available (attributable) to common shareholders	$(72,945)	$27,745	$(145,855)	$292,258
Net investment (gains) losses(12)	(55,609)	(14,527)	(45,777)	(48,522)
Foreign exchange losses (gains)(13)	60,734	(59,543)	8,760	(64,868)
Reorganization expenses(14)	1,413	11,215	822	29,310
Interest in (income) loss of equity method investments(15)	(2,896)	(792)	13,579	(5,645)
Income tax expense	4,235	3,361	10,494	6,524
Operating income (loss)	$(65,068)	$(32,541)	$(157,977)	$209,057

Earnings (loss) per diluted common share	$(0.87)	$0.33	$(1.73)	$3.46
Net investment (gains) losses	(0.66)	(0.17)	(0.54)	(0.57)
Foreign exchange losses (gains)	0.72	(0.71)	0.10	(0.77)
Reorganization expenses	0.02	0.13	0.01	0.35
Interest in (income) loss of equity method investments	(0.03)	(0.01)	0.16	(0.07)
Income tax expense	0.05	0.04	0.12	0.08
Operating income (loss) per diluted common share	$(0.77)	$(0.39)	$(1.88)	$2.48

Weighted average diluted common shares outstanding	84,308	83,947	84,235	84,420

Average common shareholders' equity	4,731,858	4,801,174	4,742,452	4,532,971

Annualized return on average common equity	(6.2%)	2.3%	(4.1%)	8.6%

Annualized operating return on average common equity(16)	(5.5%)	(2.7%)	(4.4%)	6.1%

12Tax cost (benefit) of $6,667 and $897 for the three months ended September 30, 2020 and 2019, respectively, and $9,104 and $6,667 for the nine months ended September 30, 2020 and 2019, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
13Tax cost (benefit) of ($2,245) and $4,784 for the three months ended September 30, 2020 and 2019, respectively, and $1,366 and $5,372 for the nine months ended September 30, 2020 and 2019, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
14Tax cost (benefit) of ($187) and ($2,320) for the three months ended September 30, 2020 and 2019, respectively, and $24 and ($5,515) for the nine months ended September 30, 2020 and 2019, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.
15Tax cost (benefit) of $nil for the three and nine months ended September 30, 2020 and 2019, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.
16Annualized operating return on average common equity ("operating ROACE") is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to annualized ROACE, the most comparable GAAP financial measure is presented in the table above, and a discussion of the rationale for its presentation is provided later in this press release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Risk and Uncertainties related to COVID-19

The determination of the net loss estimate for the insurance segment is based on our ground-up assessment of coverage from individual contracts and treaties, including a review of contracts with potential exposure to the COVID-19 pandemic. The determination of the net loss estimate for the reinsurance segment is largely based on a range of industry insured loss estimates and market share analyses, supplemented by a review of in-force treaties that may provide coverage and catastrophe modeling analyses, where appropriate. In addition, we consider preliminary information received from clients, brokers and loss adjusters.

The net loss estimate related to the COVID-19 pandemic is subject to significant uncertainty. This uncertainty is driven by the inherent difficulty in making assumptions around the impact of the COVID-19 pandemic due to the lack of comparable events, the ongoing nature of the event, and its far-reaching impacts on world-wide economies and the health of the population. These assumptions include the following:

•the nature and the duration of the pandemic;
•the effects on human health, the economy and our customers;
•the response of government bodies including legislative, regulatory or judicial actions and social influences that could alter the interpretation of our contracts;
•the coverage provided under our contracts;
•the coverage provided by our ceded reinsurance; and
•the evaluation of the loss and impact of loss mitigation actions.

Actual net ultimate amount of the loss for this event may differ materially from the current net loss estimate.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts included in this press release, including statements regarding our estimates, beliefs, expectations, intentions, strategies or projections are forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the United States federal securities laws. In some cases, these statements can be identified by the use of forward-looking words such as "may", "should", "could", "anticipate", "estimate", "expect", "plan", "believe", "predict", "potential", "intend" or similar expressions. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management's control.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Forward-looking statements contained in this press release may include, but are not limited to, information regarding our estimates of losses for catastrophes and other large losses including losses related to the COVID-19 pandemic, measurements of potential losses in the fair market value of our investment portfolio and derivative contracts, our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, the outcome of our strategic initiatives, our expectations regarding estimated synergies and the success of the integration of acquired entities, our expectations regarding the estimated benefits and synergies related to our transformation program, our expectations regarding pricing and other market conditions, our growth prospects, and valuations of the potential impact of movements in interest rates, credit spreads, equity securities' prices and foreign currency rates.

Forward-looking statements only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual events or results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

•the adverse impact of the ongoing COVID-19 pandemic on our business, results of operations, financial condition and liquidity;
•the cyclical nature of the insurance and reinsurance business leading to periods with excess underwriting capacity and unfavorable premium rates;
•the occurrence and magnitude of natural and man-made disasters;
•the impact of global climate change on our business, including the possibility that we do not adequately assess or reserve for the increased frequency and severity of natural catastrophes;
•losses from war, terrorism and political unrest or other unanticipated losses;
•actual claims exceeding our loss reserves;
•general economic, capital and credit market conditions;
•the failure of any of the loss limitation methods we employ;
•the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions;
•our inability to purchase reinsurance or collect amounts due to us;
•the breach by third parties in our program business of their obligations to us;
•difficulties with technology and/or data security;
•the failure of our policyholders and intermediaries to pay premiums;
•the failure of our cedants to adequately evaluate risks;
•inability to obtain additional capital on favorable terms, or at all;
•the loss of one or more of our key executives;
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

•a decline in our ratings with rating agencies;
•the loss of business provided to us by our major brokers and credit risk due to our reliance on brokers;
•changes in accounting policies or practices;
•the use of industry catastrophe models and changes to these models;
•changes in governmental regulations and potential government intervention in our industry;
•inadvertent failure to comply with certain laws and regulations relating to sanctions and foreign corrupt practices;
•increased competition;
•changes in the political environment of certain countries in which we operate or underwrite business including the United Kingdom's withdrawal from the European Union;
•fluctuations in interest rates, credit spreads, equity securities' prices and/or foreign currency values;
•the failure to successfully integrate acquired businesses or to realize the expected synergies resulting from such acquisitions;
•the failure to realize the expected benefits or synergies relating to our transformation initiative;
•changes in tax laws; and
•other factors including but not limited to those described under Item 1A, ‘Risk Factors’ in our most recent Annual Report on Form 10-K and Part II, Item 1A 'Risk Factors' in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed with the Securities and Exchange Commission ("SEC"), as those factors may be updated from time to time in our periodic and other filings with the SEC which are accessible on the SEC's website at www.sec.gov. Readers are urged to carefully consider all such factors as the COVID-19 pandemic may have the effect of heightening many of the other risks and uncertainties described.

We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of the measurements we use are considered non-GAAP financial measures under SEC rules and regulations. In this press release, we present underwriting-related general and administrative expenses, consolidated underwriting income (loss), operating income (loss) (in total and on a per share basis), annualized operating return on average common equity ("operating ROACE"), amounts presented on a constant currency basis and pre-tax total return on cash and investments excluding foreign exchange movements which are non-GAAP financial measures as defined in SEC Regulation G. We believe that these non-GAAP financial measures, which may be defined and calculated differently by other companies, better explain and enhance the understanding of our results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Underwriting-Related General and Administrative Expenses
Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our underwriting operations. While this measure is presented in the 'Segment Information' note to our Consolidated Financial Statements, it is considered a non-GAAP financial measure when presented elsewhere on a consolidated basis.

Corporate expenses include holding company costs necessary to support our worldwide insurance and reinsurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our underwriting operations, these costs are excluded from underwriting-related general and administrative expenses, and therefore, consolidated underwriting income (loss). General and administrative expenses, the most comparable GAAP financial measure to underwriting-related general and administrative expenses, also includes corporate expenses.

The reconciliation of underwriting-related general and administrative expenses to general and administrative expenses, the most comparable GAAP financial measure, is presented in the 'Consolidated Segmental Data' section of this press release.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income (Loss)
Consolidated underwriting income (loss) is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income (loss) as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative expenses as expenses. While this measure is presented in the 'Segment Information' note to our Consolidated Financial Statements, it is considered a non-GAAP financial measure when presented elsewhere on a consolidated basis.

We evaluate our underwriting results separately from the performance of our investment portfolio. As a result, we believe it is appropriate to exclude net investment income and net investment gains (losses) from our underwriting profitability measure.

Foreign exchange losses (gains) in our consolidated statements of operations primarily relate to the impact of foreign exchange rate movements on our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange losses (gains) on our investment portfolio generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance, therefore, foreign exchange losses (gains) are excluded from consolidated underwriting income (loss).

Interest expense and financing costs primarily relate to interest payable on our debt. As these expenses are not incremental and/or directly attributable to our underwriting operations, these expenses are excluded from underwriting-related general and administrative expenses, and therefore, consolidated underwriting income (loss).

Reorganization expenses are related to the transformation program which was launched in 2017. This program encompasses the integration of Novae, which commenced in the fourth quarter of 2017, the realignment of our accident and health business, together with other initiatives designed to increase efficiency and enhance profitability, while delivering a customer-centric operating model. Reorganization expenses are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, these expenses are excluded from consolidated underwriting income (loss).

We believe that the presentation of underwriting-related general and administrative expenses and consolidated underwriting income (loss) provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities. The reconciliation of consolidated underwriting income (loss) to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP financial measure, is presented in the 'Consolidated Segmental Data' section of this press release.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Operating Income (Loss)
Operating income (loss) represents after-tax operational results exclusive of net investment gains (losses), foreign exchange losses (gains), reorganization expenses, and interest in income (loss) of equity method investments.

Although the investment of premiums to generate income and investment gains (losses) is an integral part of our operations, the determination to realize investment gains (losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our consolidated statements of operations primarily relate to the impact of foreign exchange rate movements on net insurance-related liabilities. In addition, we recognize unrealized foreign exchange losses (gains) on our equity securities and foreign exchange losses (gains) realized on the sale of our available for sale investments and equity securities in net investment gains (losses). We also recognize unrealized foreign exchange losses (gains) on our available for sale investments in other comprehensive income (loss). These unrealized foreign exchange losses (gains) generally offset a large portion of the foreign exchange losses (gains) reported in net income (loss), thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As a result, foreign exchange losses (gains) in our consolidated statements of operations in isolation are not a fair representation of the performance of our business.

Reorganization expenses are related to the transformation program which was launched in 2017. This program encompasses the integration of Novae, which commenced in the fourth quarter of 2017, the realignment of our accident and health business, together with other initiatives designed to increase efficiency and enhance profitability, while delivering a customer-centric operating model. Reorganization expenses are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, these expenses are excluded from operating income (loss).

Interest in income (loss) of equity method investments is primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, this income (loss) is excluded from operating income (loss).

Certain users of our financial statements evaluate performance exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), reorganization expenses, and interest in income (loss) of equity method investments to understand the profitability of recurring sources of income.

We believe that showing net income (loss) available (attributable) to common shareholders exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), reorganization expenses, and interest in income
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

(loss) of equity method investments reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons. The reconciliation of operating income (loss) to net income (loss) available (attributable) to common shareholders, the most comparable GAAP financial measure, is presented in the 'Non-GAAP Financial Measures Reconciliation' section of this press release.

We also present operating income (loss) per diluted common share and annualized operating ROACE, which are derived from the operating income (loss) measure and are reconciled to the most comparable GAAP financial measures, earnings (loss) per diluted common share and annualized return on average common equity ("ROACE"), respectively, in the 'Non-GAAP Financial Measures Reconciliation' section of this press release.

Constant Currency Basis
We present gross premiums written and net premiums written on a constant currency basis in this press release. The amounts presented on a constant currency basis are calculated by applying the average foreign exchange rate from the current year to the prior year amounts. We believe this presentation enables investors and other users of our financial information to analyze growth in gross premiums written and net premiums written on a constant basis. The reconciliation to gross premiums written and net premiums written on a GAAP basis is presented in the 'Insurance Segment' and 'Reinsurance Segment' sections of this press release.

Pre-Tax Total Return on Cash and Investments excluding Foreign Exchange Movement
Pre-tax total return on cash and investments excluding foreign exchange movements measures net investment income (loss), net investments gains (losses), interest in income (loss) of equity method investments, and change in unrealized gains (losses) generated by average cash and investment balances. The reconciliation of pre-tax total return on cash and investments excluding foreign exchange movements to pre-tax total return on cash and investments, the most comparable GAAP financial measure, is presented in the 'Investments' section of this press release. We believe this presentation enables investors and other users of our financial information to analyze the performance of our investment portfolio.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Acquisition of Novae

On October 2, 2017, we acquired Novae. At the acquisition date, we identified value of business acquired ("VOBA") which represents the present value of the expected underwriting profit within policies that were in-force at the closing date of the transaction. In addition, the allocation of the acquisition price to the assets acquired and liabilities assumed based on estimated fair values at the acquisition date, resulted in the write-off of the deferred acquisition cost asset on Novae's balance sheet at the acquisition date as the value of policies in-force on that date are considered within VOBA. Consequently, underwriting income (loss) for the three and nine months ended September 30, 2019 included the recognition of premiums attributable to Novae's balance sheet at the acquisition date without the recognition of the associated acquisition costs.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com